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                                                                    EXHIBIT 10.1

                     SUMMARY OF INCENTIVE COMPENSATION PLAN
                          OF PARK NATIONAL CORPORATION

         Since the creation of the Compensation Committee of the Board of Directors of Park National Corporation ("Park") on January 20, 2004, the Compensation Committee has administered Park's incentive compensation plan which enables the officers of The Park National Bank (the Park National Division, the Fairfield National Division and the Consolidated Computer Center Division), The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon (the First-Knox National Division and the Farmers and Savings Division), Second National Bank, United Bank, N.A., The Security National Bank and Trust Co. (the Security National Division and the Unity National Division), The Citizens National Bank of Urbana, Scope Leasing, Inc. and Guardian Financial Services Company (collectively, "Park's Principal Subsidiaries") to share in any above-average return on equity (net income divided by average equity) which Park and its subsidiaries on a consolidated basis may generate during a fiscal year. In the 2003 fiscal year, all officers of Park's Principal Subsidiaries were eligible to participate in the incentive compensation plan.

         Above-average return on equity is defined as the amount by which the net income to average equity ratio of Park and its subsidiaries on a consolidated basis exceeds the median net income to average equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A formula determines the amount, if any, by which Park's return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. Twenty percent (20%) of that amount on a before-tax equivalent basis is available for incentive compensation. If Park's return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that year. The President and Chief Executive Officer of Park and Park National Bank has historically received a fixed percentage of the amount available for incentive compensation as determined by the Board of Directors of Park. Although Park's return on equity ratio for the 2003 fiscal year exceeded the median return on equity ratio of its peer bank holding companies, the President and Chief Executive Officer of Park and Park National Bank recommended to the Compensation Committee that, because of the very modest increase in net income earned by Park in the 2003 fiscal year, the fixed percentage available for the President and Chief Executive Officer be waived. The President and Chief Executive Officer of Park and Park National Bank also recommended that he receive incentive compensation in an amount no greater than that paid to him in respect of the 2002 fiscal year. The Compensation Committee concurred with the President and Chief Executive Officer's recommendations and determined to pay him the same amount of incentive compensation in respect of the 2003 fiscal year as he had received for the prior year. After deducting that amount, the remaining amount was distributed to the officers of Park's Principal Subsidiaries on the basis of their respective contributions to Park's meeting its short-term and long-term financial goals during the 2003 fiscal year, which contributions were subjectively determined by the Chairman of the Board and the President and Chief Executive Officer of Park and approved by the Compensation Committee of the Board of Directors of Park. Recommendations of the presidents of Park's Principal Subsidiaries were considered when determining incentive compensation amounts for officers of Park's Principal Subsidiaries. The payment of the incentive compensation amounts for the 2003 fiscal year will be made during the first quarter of the 2004 fiscal year.